Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-215438, 333-206023 and 333-280794 on Form S-3, and Registration Statement Nos. 333-218042, 333-205641 and 333-256390 on Form S-8 of our reports dated February 21, 2025, relating to the financial statements of Genco Shipping & Trading Limited, and the effectiveness of Genco Shipping & Trading Limited’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York

February 21, 2025